Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ROHM AND HAAS COMPANY

* * * * *

ARTICLE I

The name of the corporation (which hereinafter is referred to as the “Corporation”) is ROHM AND HAAS COMPANY.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington 19801, County of New Castle.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation now or hereafter may be organized under the General Corporation Law of Delaware.  The Corporation shall have all powers that now or hereafter may be lawful for a corporation to exercise under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of stock that the Corporation is authorized to issue is 1,000 shares, all of which shall be common stock.  Each share of common stock shall have $0.01 par value.  The holders of common stock shall have full voting powers on all matters requiring stockholder action, each share of common stock being entitled to one vote, and having equal rights of participation in the dividends and assets of the Corporation.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors.  The number of Directors constituting the entire Board of Directors of the Corporation shall not be less than one nor more than ten, as fixed from time to time in accordance with the Bylaws of the Corporation.  Election of Directors need not be by written ballot unless the Bylaws so provide.

In furtherance, and not in limitation, of the powers conferred by law, the Board of Directors is expressly authorized to:

(a)           Make, alter, amend, adopt or repeal the Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the Directors that would have been valid if such Bylaws had not been adopted;

(b)           Determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation and to determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements for, and the manner of taking Board action; and

(c)           Exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation, and the Bylaws of the Corporation.

ARTICLE VII

Directors, officers, employees and agents of the Corporation may be indemnified to such extent as is permitted by the laws of the State of Delaware and as the Bylaws from time to time may provide.

No director of the Corporation shall be personally liable to the Corporation or to any stockholder for monetary damages for any breach of duty as a director except to the extent such exemption from liability is not permitted under the Delaware General Corporation Law as currently in effect or hereafter amended.  Neither the amendment to nor repeal of this Article nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article shall apply to or have any effect in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

According to §102(b)(2) of the General Corporation Law of Delaware:

“Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under §279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.”

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books and records of the Corporation may be kept, subject to any provisions set forth in the General Corporation Law of Delaware, outside of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE X

The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders in this Certificate of Incorporation are granted subject to this reservation.